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                             Accountant's Statement













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                         [Coopers & Lybrand letterhead]

April 12, 1996

Securities and Exchange Commission
Washington, D.C. 20549
USA

Dear Sirs:

NORTH LILY MINING COMPANY - FILE NO. 0-16740

We are the auditors for North Lily Mining Company (the Company). The Company has filed on Form 12b-25 for a filing extension in respect of its annual statement Form 10-K which is now due April 15, 1996.

We are in the process of completing our audit and have indicated to the Company that we should be in a position to issue our 'Report of the Independent Accountants' (our Report) by April 17, 1996. The delays in our issuing our Report have resulted from delays in the receipt of certain third party confirmations required as audit evidence and some delays due to the unavailability of the audit manager for the Company as a result of unanticipated and unavoidable other responsibilities.

Coopers & Lybrand, Vancouver, Canada is the office responsible for performing the audit work for the Company (the performing office). Coopers & Lybrand L.L.P., Oakland, California is responsible for signing the 'Report of Independent Accountants' (the signing office). The 'Report of Independent Accountants' will be signed by Coopers & Lybrand L.L.P., Oakland, California in accordance with the Coopers & Lybrand International member firm guideline for 'referring work and signing reports.'

In this regard, we have advised the Company that they should seek an additional filing extension in respect of the Form 10-K as a result of our inability to complete our audit and sign our Report by April 15, 1996.

Yours very truly,

/s/Coopers & Lybrand

J.H. Bowles

JHB:de